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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




Date of Report:  January 8, 1999



                           PHYSICIANS' SPECIALTY CORP.
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               (Exact name of registrant as specified in charter)


                                    DELAWARE
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                 (State of other jurisdiction of incorporation)


          1-12759                                       58-2251438
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(Commission File Number)                      (IRS Employer Identification No.)


1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia                 30342
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 (Address of principal executive offices)                        (Zip Code)


Registrant's telephone no. including area code:  (404) 256-7535
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 (Former Address, if changed since Last Report)                (Zip Code)



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Item 2.           Acquisition or Disposition of Assets.

         As previously reported under Item 5 of a current report on Form 8-K dated October 28, 1998, Physicians' Specialty Corp. (the "Company"), pursuant to an asset acquisition agreement, acquired the assets of Cleveland Ear, Nose and Throat Center, Inc. ("Cleveland ENT"), a ten physician ENT physician practice with eight allied health care professionals and eight clinical offices in metropolitan Cleveland, Ohio on October 12, 1998 (the "Transaction"). Cleveland ENT had previously been affiliated with MedPartners, Inc. ("MedPartners"). In connection with the Transaction, the Company entered into a clinic services agreement with Cleveland ENT (the "Management Services Agreement") maintaining the percentage of net income management fee structure which existed in the MedPartners/Cleveland ENT Clinic Services Agreement. In connection therewith, the Company granted Cleveland ENT a one time option to unwind the transaction with the Company and repurchase all Cleveland ENT non-medical assets acquired by the Company for a total cash purchase price equal to the price paid by the Company to MedPartners for such assets, plus amounts invested by the Company in Cleveland ENT. The Company paid approximately $4,200,000 (consisting of cash and borrowings under the Company's credit facility) in connection with the Transaction. Cleveland ENT's option to unwind the Transaction expired on December 15, 1998.

         On January 8, 1999, the Company amended the Management Services Agreement with Cleveland ENT to provide that, effective January 1, 1999, the Company would receive a management fee equal to 12.5% of all net clinic revenue (after adjustment for contractual allowances) generated by Cleveland ENT. Cleveland ENT also agreed to pay the Company an additional $300,000 for management services provided during the period from October 1, 1998 through December 31, 1998.

         Simultaneously with the amendment to the Management Services Agreement, the Company entered into a financing arrangement with the physicians at Cleveland ENT (the "Cleveland Physicians"). Pursuant to the terms of the financing arrangement, the Company loaned $1,475,000 to the Cleveland Physicians (the "Loan"). The Loan bears interest at a rate of 6% per annum and matures on the earlier of January 14, 2000, the termination of the Management Services Agreement or the termination of the employment of three or more of the Physicians. In addition, the Company granted the Physicians the right and option (the "Put Option") to require the Company to purchase from the Physicians all of the common stock (the "Stock") of a newly organized corporate entity owned by the Physicians, which holds two corporate domain names. The Put Option may be exercised by the Physicians commencing January 10, 2000 and expiring on March 1, 2000. In the event the Physicians exercise the Put Option, the Company would be required to purchase the Stock for approximately $2.0 million in cash and the issuance of a subordinated promissory note in the principal amount of $520,000 (the "Put Purchase Price"). The cash portion of the Put Purchase Price would be reduced by any amounts owed by the Physicians to the Company pursuant to the Loan or any other obligations. The subordinated promissory note would bear interest at a rate of 6% per annum and would be payable in four equal annual installments commencing on the first anniversary of the date of issuance of the note.



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         The Company also agreed to indemnify the Physicians for certain matters, included tax matters, in connection with or arising out of the Transaction.


Item 7.           Financial Statements, Pro Forma Financial Statements and
                  Exhibits.

         (c)      Exhibits

         10.56 First Amendment to Amended and Restated Clinic Services Agreement effective as of January 1, 1999 by and among Cleveland Ear, Nose and Throat Center, Inc., PSC Management Corp. and the Registrant.


























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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PHYSICIANS' SPECIALTY CORP.



                                       By:  /s/ Robert A. DiProva
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                                                Robert A. DiProva
                                                Executive Vice President and
                                                      Chief Financial Officer

Dated:  January 12, 1999